UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

BETTER FOR YOU WELLNESS, INC.

(Name of Registrant as Specified in its Charter)

N/A

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BETTER FOR YOU WELLNESS, INC.

1349 East Broad Street

Columbus, OH 43205
(614) 368-9898

December 26, 2023

TO THE STOCKHOLDERS OF BETTER FOR YOU WELLNESS, INC.:

THIS IS A NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN.

This notice and accompanying Information Statement is furnished to the holders of shares of common stock, par value $0.0001 per share, of Better For You Wellness, Inc., a Nevada corporation (the “Company”), pursuant to Section 78.320 of the Nevada General Corporation Law, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the following actions taken by the Company’s Board of Directors (the “Board”) and by written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Company, to amend our articles of incorporation, as amended (the “Articles”), to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 (the “Authorized Share Increase” or “Corporate Action”).

The purpose of the Information Statement is to notify our stockholders that on December 8, 2023, stockholders holding a majority of the voting power of our issued and outstanding shares of capital stock executed a written consent approving the Corporate Action.

The written consent that we received constitutes the only stockholder approval required for the Corporate Action under Nevada law and our Articles and bylaws. As a result, no further action by any other stockholder is required to approve the Corporate Action and we have not solicited, and will not be soliciting, your approval of the Corporate Action. Notwithstanding, the holders of our common stock of record at the close of business on December 8, 2023 (the “Record Date”) are entitled to notice of the stockholder action by written consent.

This notice and the accompanying Information Statement are being mailed to our holders of common stock of record as of December 8, 2023 on or about December 28, 2023. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act and in accordance with Nevada law and our bylaws.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE ACCOMPANYING INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

December 26, 2023	By Order of the Board of Directors of
BETTER FOR YOU WELLNESS, INC.

/s/ Ian James
Ian James
Chief Executive Officer

BETTER FOR YOU WELLNESS, INC.

1349 East Broad Street

Columbus, OH 43205
(614) 368-9898

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about December 28, 2023, to all holders of record on December 8, 2023 (the “Record Date”) of the common stock, $0.0001 par value per share (the “Common Stock”), of Better For You Wellness, Inc., a Nevada corporation (the “Company”), in connection with the approval of the following action taken by the Board of Directors of the Company (the “Board”) and by written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Company (the “Approving Stockholders”), to amend our articles of incorporation, as amended (the “Articles”), to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 (the “Authorized Share Increase” or “Corporate Action”).

On December 6, 2023, our Board unanimously approved the Corporate Action. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the actions disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of the Company’s voting power to approve the actions described in this Information Statement in accordance with Section 78.320 of the Nevada Revised Statutes (“NRS”) and our bylaws.

On the Record Date, we obtained the approval of the holder of 207,898,684 shares of Common Stock and 700,000 shares of Series A Preferred Stock (representing 700,000,000 votes), or approximately 81.12% of the voting power of our stockholders.

Since the Board and the Approving Stockholders have voted in favor of the Corporate Action, the Corporate Action necessary to authorize the Corporate Action has been taken. We expect that the Corporate Action will become effective on or about the 20th calendar day after the date on which this Information Statement and the accompanying notice are mailed to our stockholders. Our Board retains the authority to abandon the Corporate Action for any reason at any time prior to the effective date of the Corporate Action.

NOTICE PURSUANT TO SECTION 78.320 — Pursuant to Section 78.320 of the NRS, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. Section 78.320 permits a Nevada corporation to take a corporate action that requires stockholder approval without holding a stockholder meeting if the corporation: (a) obtains the written consent of those stockholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting and (b) gives prompt notice of the corporate action to those stockholders who do not consent in writing. By written consent dated December 8, 2023, the Approving Stockholders as of the Record Date who would have been entitled to cast at least the minimum number of votes necessary to authorize such action at a meeting of stockholders, authorized the Corporate Action.

Because the Corporate Action has already been approved by the holders of a majority of the voting power of the Company’s outstanding shares of capital stock, you are not required to take any action. This Information Statement provides to you notice that the Corporate Action has been approved. You will receive no further notice of the approval nor of the effective date of the Corporate Action other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission (the “SEC”) in the future.

The Company’s Common Stock is quoted on the OTC Pink tier of the OTC Markets Group Inc. under the symbol “BFYW.” The last sale price of our Common Stock as reported on the OTC on December 22, 2023 was $0.004.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on the Record Date are entitled to notice of the information disclosed in this Information Statement. As of the Record Date, our authorized securities consist of (i) 500,000,000 shares of Common Stock, and (ii) 200,000,000 shares of Preferred Stock.

As of the Record Date, there were (i) 419,209,183 shares of Common Stock issued and outstanding, held by approximately 166 holders of record, and (ii) 700,000 shares of Series A Preferred Stock issued and outstanding. The number of holders our Common Stock does not include beneficial owners of Common Stock whose shares are held in the names of broker-dealers and registered clearing agencies.

Holders of our Common Stock are entitled to one vote per share. The shares of Series A Preferred Stock are entitled to one thousand votes per share.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

DISSENTERS’ RIGHTS

Under the NRS, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Corporate Action and we will not independently provide our stockholders with any such rights.

INTEREST OF CERTAIN PERSONS IN THE CORPORATE ACTION

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Corporate Action that is not shared by all of our other stockholders.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ITEM — INCREASE IN AUTHORIZED SHARES OF COMMON STOCK TO 2,000,000,000 FROM 500,000,000

On December 6, 2023, our Board of Directors approved the Authorized Share Increase and, on December 8, 2023, the Approving Stockholders approved the Authorized Share Increase.

The effective date of the Authorized Share Increase will be determined at the sole discretion of the Board of Directors and will be publicly announced by us. The Authorized Share Increase will become effective upon the filing of a articles of amendment to the Articles relating to the Authorized Share Increase with the Secretary of State of the State of Nevada. The Board of Directors may determine, in its sole discretion, not to effect the Authorized Share Increase and not to file any amendment to our Articles.

The form of the Articles of Amendment to be filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

Purpose of Authorized Share Increase

Our Articles currently authorize us to issue a maximum of 500,000,000 shares of Common Stock, par value $0.0001 per share. As of the Record Date, we had 419,209,183 shares of Common Stock issued and outstanding; however, we have entered into a series of financing transactions which require us to maintain a reserve of shares for conversions of outstanding debt and exercise of warrants which are at multiples of the number of shares from time to time issuable thereunder. In addition, in order to obtain future financings, we may be required to have additional authorized and unissued shares reserved for issuance.

The table below addresses our current outstanding shares, aggregate convertible and share reserve requirements under our convertible debt agreements, shares to be issued pursuant to warrant exercises, shares to be issued pursuant to option exercises as of the Record Date (all numbers are estimates):

Security	Shares to be Reserved out of Authorized
Outstanding shares of Common Stock:	419,209,183 shares of Common Stock
Shares of Common Stock to be reserved pursuant to outstanding convertible debt and related accrued interest:	53,909,044 shares of Common Stock
Shares of Common Stock to be issued pursuant to exercises of issued warrants:	1,785,714 shares of Common Stock
Shares of Common Stock to be issued pursuant to exercises of issued options:	20,000,000 shares of Common Stock
Shares of Common Stock to be issued pursuant to existing equity line of credit:	25,000,000 shares of Common Stock
Total:	519,903,941 shares of Common Stock

Based on the above, our Board believes that the increase in our authorized Common Stock will allow us to comply with existing financing agreements. In addition, our Board believes it is in our best interests to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, potential strategic transactions, including mergers, acquisitions and business combinations, stock dividends, grants under equity compensation plans, stock splits or financings, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock will enable us to take timely advantage of acquisition opportunities that become available to us, as well as market conditions and favorable financing.

Effects of the Authorized Share Increase

In the event of conversions of outstanding convertible debt and the exercises of warrants and options and the resulting increase in outstanding shares of Common Stock, the additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although debt conversions, warrant and option exercises and the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock pursuant to the conversions of outstanding debt and exercise of warrants and options, among others (other than by way of a stock split or dividend), would have the effect of diluting existing stockholders.

At present, the Board of Directors has no specific plans to issue the additional shares of Common Stock authorized by the Amendment (except as disclosed above). However, we anticipate that some of these additional shares will be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding our business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

Board Discretion to Implement the Authorized Share Increase

The Board will implement the Authorized Share Increase only upon a determination that the Authorized Share Increase is in the best interests of the stockholders at that time. The Board may determine, in its sole discretion, not to effect the Authorized Share Increase and not to file any amendment to our Articles.

Effective Time

The effective time of the Authorized Share Increase, if the proposed Authorized Share Increase is implemented at the direction of the Board, will be the date and time that the articles of amendment effecting the Authorized Share Increase is filed with the Nevada Secretary of State or such later time as is specified therein. The exact timing of the Authorized Share Increase will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, and the effective date will be publicly announced by the Company. The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the related articles of amendment filed with the Nevada Secretary of State, notwithstanding the Authorizing Stockholder’s approval of the Authorized Share Increase, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, below is information with respect to the securities holdings of (i) our named executive officers, (ii) our directors, (iii) our executive officers and directors as a group, and (iv) all persons which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than 5% of the shares of Common Stock.

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. The following table is based on the number of shares of Common Stock outstanding totaling 419,209,183 as of the Record Date. Unless as otherwise indicated in the following table and/or the footnotes thereto, the address of our executive officers and directors in the following table is: 1349 East Broad Street, Columbus, OH 43205.

Name of Beneficial Owner (1)	Amount of Beneficial Ownership of Common Stock		Percent of Outstanding Common Stock (2)	Amount of Beneficial Ownership of Preferred Stock	Percent of Outstanding Preferred Stock (3)
Directors, Named Executive Officers, and Executive Officers:
Ian James, CEO, President, and Director	213,318,682	(4)	50.89%	445,661	44.57%
Stephen Letourneau, Director	4,199,390		1.00%	445,661	44.57%
Montel Williams, Director	200,000		*	0	-
Joseph J. Watson, Director	325,000		*	0	-
David H. Deming, Director	5,874,018		1.40%	0	-
Christina Jefferson, Director	150,000		*	848	*
Jacob Ellman, Chief Business Development Officer	17,971,892	(5)	4.29%	3,391	*
Dr. Pratibha Chaurasia, Fractional Chief Finance Officer	775,194		*	0
Mark Hamlin, Principal Accounting Officer	2,500,000		*	8,927	*

All directors and executive officers as a group (9 persons)	245,314,176		58.52%	904,488	90.45%
5% Stockholders:
Green Ohio Ventures, LLC (6)	207,898,684		49.59%	0	-

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants.

(2)	Based on 419,209,183 shares of the Company’s common stock issued and outstanding as of December 8, 2023.

(3)	Based on 700,000 shares of the Company’s Series A Preferred Stock issued and outstanding as of December 8, 2023, and the additional 300,000 Series A Preferred Stock that is to be issued pursuant to the December 4, 2023 asset purchase of The Ideation Lab.

(4)	Ian James holds 5,419,998 shares of the Company’s common stock and beneficially owns another 207,898,684 shares of the Company’s common stock owned by Green Ohio Ventures, LLC, of which Mr. James has voting and dispositive power over the shares.

(5)	Jacob Ellman holds 8,075 shares of the Company’s common stock and beneficially owns another 17,963,817 shares of the Company’s common stock owned by MKRTS Group Inc., of which Mr. Ellman has voting and dispositive power over the shares.

(6)	Represents shares held by Green Ohio Ventures, LLC. Ian James has voting and dispositive power over the shares owned by Green Ohio Ventures, LLC.

DESCRIPTON OF SECURITIES

Capital Stock

Our Articles currently authorizes the issuance of up to 500,000,000 shares of Common Stock and up to 200,000,000 shares of preferred stock. As of the Record Date, there were (i) 419,209,183 shares of Common Stock issued and outstanding, held by approximately 166 holders of record, and (ii) 700,000 shares of Series A Preferred Stock issued and outstanding. The number of holders our Common Stock does not include beneficial owners of Common Stock whose shares are held in the names of broker-dealers and registered clearing agencies.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power, or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

Dividends

We have never declared or paid any cash dividends on our Common Stock. For the foreseeable future, we do not anticipate paying any cash dividends on our Common Stock. Any future determination to pay dividends will be at the discretion of our Board of Directors.

Transfer Agent

Our transfer agent is Action Stock Transfer Corporation, and its phone number is (801) 274-1088.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee, or any other person, has any substantial interest, direct or indirect, in the Corporate Action that is not shared by all other stockholders.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549 at prescribed rates. In addition, the SEC maintains a website on the Internet (http://www.sec.gov) that contains reports, information statements, and other information regarding issuers that file electronically with the SEC through the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system.

You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to Better For You Wellness, Inc., 1349 East Broad Street, Columbus, OH 43205, Attn: Corporate Secretary, or by calling the Company at (614) 368-9898.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address, and (iii) the address to which the Company should direct the additional copy of the Information Statement, to Better For You Wellness, Inc., 1349 East Broad Street, Columbus, OH 43205, Attn: Corporate Secretary, or by calling the Company at (614) 368-9898.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, the address and phone number in the preceding paragraph. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the address or phone number provided in the preceding paragraph.

MISCELLANEOUS

Additional copies of this Information Statement may be obtained at no charge by writing to us at c/o Better For You Wellness, Inc., 1349 East Broad Street, Columbus, OH 43205, Attn: Corporate Secretary, or by calling the Company at (614) 368-9898.

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS.

BETTER FOR YOU WELLNESS, INC.

/s/ Ian James
Ian James
December 26, 2023	Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: Better For You Wellness, Inc.

2.	The Articles have been amended as follows:

Article IV is hereby amended to read as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is: two billion two hundred million (2,200,000,000). These shares shall be divided into two classes with two billion (2,000,000,000) shares designated as common stock at $0.0001 par value (the “Common Stock”) and two hundred million (200,000,000) shares designated as preferred stock at $0.0001 par value (the “Preferred Stock”).

One million (1,000,000) of the Company’s preferred stock shall be designated as Series A Preferred Stock, $0.0001 par value per share. Initially, there will be o dividends due or payable on the Series A Preferred Stock. Holders of Series A Preferred Stock shall have no right to convert those shares into Common Stock and any other class of securities of the Corporation. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to one thousand (1,000) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation’s Certificate of Incorporation or by-laws.

The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by Nevada Laws upon directors, including, but not limited to, determination of the following:

(a)	The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b)	The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c)	Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d)	Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e)	Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f)	The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g)	Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class or series shall be entitlted as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock or any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 81.12%.

4.	Effective date of filing: (optional)

5.	Signature:

Ian James, Chief Executive Officer